FAEGRE & BENSON
   Professional Limited Liability Partnership
  2200 Norwest Center, 90 South Seventh Street
        Minneapolis, Minnesota 55402-3901
             Telephone 612-336-3000
             Facsimile 612-336-3026

            February 21, 1996


The Jundt Growth Fund, Inc.
1550 Utica Avenue South
Suite 950
Minneapolis, Minnesota  55416

     Re:  Rule 24f-2 Notice for The Jundt Growth
            Fund, Inc. (File No. 33-98182)

Dear Sir or Madam:

      We  have acted as general counsel to The
Jundt Growth Fund, Inc., a Minnesota
corporation (the "Company"), in connection with
the  Company's Registration Statement on Form
N-1A (File No.  33-98182).   This opinion is
addressed to you in connection  with  a filing  by
the Company of a notice pursuant to Rule 24f-2
under the  Investment Company Act of 1940, as
amended (the "Rule  24f-2 Notice").   In  that
connection, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of this opinion. Based thereon, we advise you that, in our opinion, the 376 shares of common stock, $.01 par value per share, sold by the Company during the period immediately following the Company's conversion from a closed-end investment company to an open-end investment company (which conversion was effected immediately following the close of business on the New York Stock Exchange on December 28, 1995) through the end of the fiscal year ended December 31, 1995, as set forth in the Rule 24f-2 Notice, were legally issued, have been fully paid and are nonassessable, if issued and sold upon the terms and in the manner set forth in the Registration Statement of the Company referred to above.

                    Very truly yours,

                    /s/FAEGRE & BENSON

                    Faegre & Benson
                    Professional Limited Liability
                       Partnership

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